THIRD AMENDMENT TO PLASMA PURCHASE AGREEMENT

This Third Amendment to the Plasma Purchase Agreement (this “Amendment #3”) by and between Biotest Pharmaceuticals Corporation, a Delaware corporation, having a place of business at 5800 Park of Commerce Boulevard NW, Boca Raton, Florida 33487 (“BPC”) and ADMA Biologics, Inc., a Delaware corporation, having a place of business at 465 Route 17 South, Ramsey, New Jersey 07446 (“ADMA”) is effective as of May 23, 2016 (“Effective Date”).

WHEREAS, BPC and ADMA are Parties to that certain Plasma Purchase Agreement, effective November 17, 2011, as previously amended (collectively, the “Agreement”); and

WHEREAS, BPC and ADMA desire to further amend the Agreement in order to memorialize the amendment of certain provisions;

NOW, THEREFORE, in consideration of the respective promises contained herein and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Amendment:

1.	Section B, entitled “QUALITY AND QUANTITY OF RSV PLASMA,” is hereby amended by adding Subsection 6, to read as follows:

“ADMA, in compliance with 21 CFR §640.69(f), agrees to hold all RSV Plasma units for a minimum of sixty (60) calendar days from collection date prior to release for further manufacturing.    ADMA further agrees that if, after placing the RSV Plasma units on hold under this section, ADMA is informed by BPC (through the established lookback process) that a donor has been subsequently deferred pursuant to 21 CFR §640.41 or subsequently determined to be ineligible under 21 CFR §630.10 due to risk factors closely associated with exposure to, or clinical evidence of, infection due to a relevant transfusion-transmitted infection, all donations on hold from that donor will not be used in the further manufacturing of injectable products.”

Miscellaneous:

Except as expressly provided herein, all terms and conditions set forth in the Agreement remain unchanged and continue in full force and effect. This Amendment #3 shall govern in the event of any conflict between this Amendment #3 and the Agreement.  It is agreed by the Parties that all references to the Agreement hereafter made by them in any document or instrument delivered pursuant to or in connection with the Agreement shall be deemed to refer to the Agreement as amended hereby.

This Amendment #3 and the Agreement embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter.

This Amendment #3 may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same single document, and any such counterpart containing an electronically scanned or facsimile signature will have the same effect as original manual signatures.

The Parties agree that they and their employees shall execute all documents and do all other things necessary to carry out the intent to implement the provisions of this Amendment #3.

ADMA Initials AG
BPC Initials DKW

IN WITNESS WHEREOF, the Parties hereby have caused this Amendment #3 to the Agreement to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of their respective Parties.

ADMA Biologics, Inc.	Biotest Pharmaceuticals Corporation

By: /s/ Adam Grossman	By: /s/ Debra Kezar-Woodbury

Name: Adam Grossman	Name: Debra Kezar-Woodbury

Title: President and CEO	Title: Head of Sales, Customer Operations and Distribution

Date: April 7, 2016	Date: April 8, 2016